UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2015

HIGHWATER ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

24500 US HWY 14, PO Box 96, Lamberton, MN	56152
(Address of principal executive offices)	(Zip Code)

(507) 752-6160
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 15, 2015, Highwater Ethanol, LLC (the "Company") entered into a Grain Origination Agreement (the "CHS Agreement") wherein the Company agrees to buy from CHS, Inc. ("CHS"), and CHS agrees to sell to the Company, all of the Company's daily requirements for feedstock grain meeting certain specifications as determined by the Company in its commercially reasonable discretion. The CHS Agreement has an effective date of July 1, 2016, and runs for an initial five-year term which commences on the date on which the Company notifies CHS that it is ready to accept and store grain. Following expiration of the initial term, the CHS Agreement shall automatically renew for successive one-year terms unless otherwise terminated by CHS or the Company in accordance with the CHS Agreement. The CHS Agreement may also be terminated by the Company or CHS in the event of a breach by the other party after a thirty-day notice of the breach and opportunity to cure. The Company currently procures its daily grain requirements from another party subject to a written agreement which expires by its terms in July of 2016 and does not anticipate that it will commence purchasing grain from CHS until its obligations to purchase grain under that agreement have terminated.

Under the CHS Agreement, the Company will notify CHS of its grain requirements, including volume and delivery dates, on or before the first and fifteenth day of each month. The Company will then provide to CHS a daily bid sheet for grain to be sold to the Company and CHS shall purchase the grain by separate purchase contracts at the basis prices, quantities and guidelines identified in the bid sheet using commercially reasonable efforts to obtain the lowest price available. All sales of grain by CHS to the Company will be done by separate sales contracts requiring delivery of grain to the Company at the facility. The Company will pay CHS the CBOT futures price less the weighted average of the basis prices plus a fixed fee per bushel of grain purchased.

The CHS Agreement provides that remedies for failure by CHS or the Company to perform under any sales contracts are governed by the then-current Grain Trade Rules of the National Grain and Feed Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

Date: October 16, 2015	/s/Brain Kletscher
Brian Kletscher, Chief Executive Officer